Exhibit 99.1

NEWS RELEASE

Warner Chilcott Reports Operating Results for the Quarter Ended June 30, 2009 and Updates 2009 Full Year Guidance

Growth of DORYX, LOESTRIN 24 FE and ESTRACE CREAM drives solid earnings growth.

ARDEE, IRELAND, AUGUST 7, 2009 — Warner Chilcott Limited (NASDAQ: WCRX) today announced its results for the quarter ended June 30, 2009. Revenue in the quarter ended June 30, 2009 increased 7.1% to $250.8 million over the prior year quarter. The primary drivers of the increase in revenue were the net sales of DORYX, LOESTRIN 24 FE and ESTRACE Cream which were partially offset by net sales declines of other products, primarily ESTROSTEP FE, SARAFEM and FEMHRT.

The Company reported net income of $56.0 million ($0.22 per diluted share) in the quarter ended June 30, 2009, compared with net income of $33.6 million ($0.13 per diluted share) in the prior year quarter, an increase of 66.9%. Cash net income (“CNI”) in the quarter ended June 30, 2009 rose to $109.2 million ($0.44 per diluted share), an increase of 29.6% over the prior year quarter.

References in this release to “cash net income” or “CNI” mean the Company’s net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to the Company’s debt. Reconciliations from the Company’s reported results in accordance with US GAAP to CNI and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for all periods are presented in the tables at the end of this press release.

Revenue

Revenue in the quarter ended June 30, 2009 was $250.8 million, an increase of $16.6 million, or 7.1%, over the prior year quarter. The primary drivers of the increase in revenue were the net sales of DORYX, LOESTRIN 24 FE and ESTRACE Cream, which together contributed $28.0 million of revenue growth for the quarter ended June 30, 2009. The growth delivered by these products was partially offset by net sales declines in certain other products, primarily ESTROSTEP FE, SARAFEM and FEMHRT. Period over period changes in the net sales of our products are a function of a number of factors including changes in: market demand, gross selling prices, sales-related deductions from gross sales to arrive at net sales and the levels of pipeline inventories of our products held by our direct and indirect customers. The Company uses IMS Health, Inc. estimates of filled prescriptions for our products as a proxy for market demand.

Net sales of our oral contraceptive products increased $4.2 million, or 5.6%, in the quarter ended June 30, 2009, compared with the prior year quarter. LOESTRIN 24 FE generated revenues of $58.0 million in the quarter ended June 30, 2009, an increase of 15.5% compared with $50.2 million in the prior year quarter. The increase in LOESTRIN 24 FE net sales over the prior year quarter was primarily due to higher average selling prices and an increase in filled prescriptions of 10.3%, offset in part by the impact of higher sales-related deductions and a contraction of pipeline inventories relative to the prior year period. FEMCON FE generated revenues of $12.4 million in the quarter ended June 30, 2009, an increase of $1.7 million, or 14.7%, versus the prior year quarter. The increase in FEMCON FE net sales was primarily due to higher average selling prices and an increase in filled prescriptions of 6.3% in the quarter ended June 30, 2009, offset in part by a contraction of pipeline inventories relative to the prior year quarter.

Net sales of our dermatology products increased $11.3 million, or 10.9%, in the quarter ended June 30, 2009, compared to the prior year quarter. Net sales of DORYX increased $13.2 million, or 41.6%, in the quarter ended

June 30, 2009, compared to the prior year quarter, primarily due to a 41.6% increase in filled prescriptions and an expansion of pipeline inventories compared to the prior year period, which were offset, in part, by higher sales-related deductions. The increase in filled prescriptions primarily relates to DORYX 150 mg, which we launched in the third quarter of 2008 and to which we have dedicated significant promotional efforts, including our recently launched customer loyalty card program. DORYX 150 mg accounted for 76% of new DORYX prescriptions and 72% of total DORYX prescriptions in the quarter ended June 30, 2009. Increased utilization of the customer loyalty card for DORYX 150 mg drove the increase in sales-related deductions in the quarter. Net sales of TACLONEX decreased $2.3 million, or 5.9%, to $36.5 million in the quarter ended June 30, 2009, compared to $38.8 million in the prior year quarter. The decrease in TACLONEX net sales is primarily due to a 5.7% decrease in filled prescriptions, as well as higher sales-related deductions, offset in part, by the impact of higher average sales prices. Net sales of DOVONEX increased by $0.4 million, or 1.4%, in the quarter ended June 30, 2009, compared with the prior year quarter. The increase in net sales of DOVONEX was due to higher average sales prices and a reduction in sales-related deductions, which more than offset a 24.6% decline in filled prescriptions as compared to the prior year quarter.

Net sales of our hormone therapy products increased $3.9 million, or 9.1%, in the quarter ended June 30, 2009, compared with the prior year quarter. Net sales of ESTRACE Cream increased $7.0 million, or 33.1%, in the quarter ended June 30, 2009, compared to the prior year quarter due to increased demand and higher average selling prices. We began promotional efforts for ESTRACE Cream in early 2009 resulting in an increase in filled prescriptions of 21.2% in the quarter ended June 30, 2009 compared with the prior year quarter. Net sales of FEMHRT decreased $3.3 million, or 19.9%, in the quarter ended June 30, 2009 compared to the prior year quarter due to a decrease in filled prescriptions of 12.0% and a contraction of pipeline inventories relative to the prior year quarter, which were offset, in part, by higher average selling prices compared to the prior year quarter.

Cost of Sales (excluding amortization of intangible assets)

Cost of sales decreased $4.1 million, or 7.9%, in the quarter ended June 30, 2009, compared with the prior year quarter. Our gross profit margin as a percentage of total revenue increased to 81.3% in the quarter ended June 30, 2009 as compared to 78.2% in the prior year quarter, primarily due to a favorable mix of products sold as compared to the prior year quarter, offset in part, by increases in manufacturing costs.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended June 30, 2009 were $53.0 million, an increase of $5.9 million, or 12.6%, from $47.1 million in the prior year quarter. Advertising and Promotion (“A&P”) expenses for the quarter ended June 30, 2009 increased $0.2 million, or 1.7%, compared with the prior year quarter, due primarily to increased sampling activities. Selling and distribution expenses for the quarter ended June 30, 2009 decreased $2.7 million, or 11.7%, compared to the prior year quarter primarily due to a reduction in the size of our field sales forces, offset, in part by, promotion expenses related to FEMRING. General, Administrative and Other (“G&A”) expenses increased $8.4 million, or 61.1%, in the quarter ended June 30, 2009, as compared with the prior year quarter. The increase is due in large part to increases in professional and legal fees primarily in connection with our proposed redomicile to Ireland and, to a lesser extent, to increases in compensation expenses, including non-cash stock-based compensation, and other costs.

Research and Development (“R&D”)

Our investment in R&D for the quarter ended June 30, 2009 was $11.9 million, a decrease of $0.6 million, or 4.8%, compared with the prior year quarter. Our internal R&D expenditures fluctuate based on the nature and timing of our on-going R&D programs. We expect our internal R&D spend in the second half of 2009 to increase over the first six months of 2009.

Net Interest Expense

Net interest expense for the quarter ended June 30, 2009 was $15.2 million, a decrease of $9.4 million, or 38.2%, from $24.6 million in the prior year quarter. Included in net interest expense in the quarter ended June 30, 2008 was a $1.1 million expense relating to the write-off of deferred loan costs associated with the optional prepayment of $70.0 million of indebtedness under our senior secured credit facility. The Company did not make any optional prepayments of debt during the quarter ended June 30, 2009. The decrease in net interest expense in the 2009 period was primarily the result of cumulative reductions in outstanding debt during 2008 and the first half of 2009 which reduced the average debt balance outstanding from $1,198.2 million in the quarter ended June 30, 2008 to $861.1 million in the quarter ended June 30, 2009. The cumulative reduction in the average debt level is the result of optional prepayments and purchases made using cash flows from operations and cash on hand, net of investing activities.

Net Income and Cash Net Income

For the quarter ended June 30, 2009, reported net income was $56.0 million, or $0.22 per share, and CNI was $109.2 million, or $0.44 per share, based on 250.7 million diluted Class A common shares outstanding. In calculating CNI, we add back the after-tax impact of the amortization (including impairments, if any) of intangible assets and the amortization (including write-offs, if any) of deferred loan costs. These items are tax-effected at the estimated marginal rates attributable to them. In the quarter ended June 30, 2009, the marginal tax rate associated with the amortization of intangible assets was 8.4% and the marginal tax rate for amortization (including write-offs) of deferred loan costs was 19.9%.

Liquidity, Balance Sheet and Cash Flows

As of June 30, 2009, our cash and cash equivalents totaled $138.2 million and our total debt outstanding was $859.8 million. There were no borrowings outstanding under the revolving portion of our senior secured credit facility. We generated $124.5 million of cash from operating activities in the quarter ended June 30, 2009, compared with $122.8 million in the prior year quarter, an increase of $1.7 million.

Recent Events

The Company recently announced that at a special court-ordered meeting of shareholders held on August 5, 2009 (the “Special Meeting”), its shareholders approved a scheme of arrangement between the Company and such shareholders. Assuming receipt of the required approval of the Supreme Court of Bermuda at a hearing to be held on August 14, 2009, and the satisfaction of certain other conditions, the transaction will result in Warner Chilcott plc, a newly formed public holding company, organized in, and a tax resident of, Ireland becoming the ultimate public holding company of the Warner Chilcott group. The Company expects that the transaction will be completed on or about August 20, 2009. Following completion of the transaction, shares of Warner Chilcott plc will begin trading on the NASDAQ Global Market under the symbol “WCRX,” the same symbol under which the Company’s shares currently trade. Warner Chilcott also announced that at the Special Meeting its shareholders approved the creation of distributable reserves of Warner Chilcott plc, subject to the approval of the High Court of Ireland following the completion of the transaction.

2009 Financial Guidance Update

Based on the year-to-date results and current outlook for the remainder of 2009, the Company is affirming its full year 2009 revenue guidance. For 2009, the Company continues to anticipate revenue to be in the range of $1,015 to $1,025 million.

Based on the current and forecasted mix of products sold, the Company is raising its guidance on gross margin as a percentage of total revenue to a range of 80% to 81%. This reflects of the Company’s current expectation that a favorable product mix will continue to benefit its overall margins.

The Company is updating its expected ranges for certain operating expense items for the full year 2009. Total anticipated SG&A expenses continue to be in the range of $203 to $212 million, as expected reductions in A&P expenses should offset expected increases in G&A expenses. More specifically, A&P expenses are expected to be in the range of $38 to $41 million which reflects our current expectations of promotional spending by our sales forces. G&A expenses are expected to be in the range of $81 to $84 million, which reflects an increase to previously estimated professional and legal fees. R&D spend is now expected to be in the range of $72 to $75 million rather than $77 to $80 million. The decrease is reflective of reduced estimates of ongoing R&D study expenses primarily due to changes to the expected timing of expenditures.

Based on the above revisions, the Company is now anticipating CNI per share to be $0.05 per share higher than previously forecasted. The Company anticipates CNI per share to in the range of $1.60 to $1.65.

The Company’s full year 2009 revised guidance is summarized on the last exhibit to this release.

Investor Conference Call

The Company is hosting a conference call open to all interested parties, on Friday, August 7, 2009 beginning at 8:00 AM EST. The number to call within the United States and Canada is (888) 208-1812. Participants outside the United States and Canada should call (719) 325-2339. A replay of the conference call will be available for two weeks following the call and can be accessed by dialing (888) 203-1112 from within the United States and Canada or (719) 457-0820 from outside the United States and Canada. The replay ID number is 6093247.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare and dermatology segments of the U.S. pharmaceuticals market. The Company is a fully integrated company with internal resources dedicated to the development, manufacturing and promotion of its products. WCRX-F

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our operations, our economic performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness; competitive factors in the industry in which we operate (including the approval and introduction of generic or branded products that compete with our products); our ability to protect our intellectual property; a delay in qualifying our manufacturing facility to produce our products or production or regulatory problems with either third party manufacturers upon whom we may rely for some of our products or our own manufacturing facilities; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; adverse outcomes in our outstanding litigation or an increase in the number of litigation matters to which we are subject; government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; the other risks identified in our Annual Report on Form 10-K for the year ended December 31, 2008, as amended; and other risks detailed from time-to-time in our public filings, financial statements and other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliations to GAAP Net Income

CNI

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of CNI. CNI is defined as the Company’s GAAP net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to the Company’s debt. The Company believes that the presentation of CNI provides useful information to both management and investors concerning the approximate impact of the above items. The Company also believes that considering the effect of these items allows management and investors to better compare the Company’s financial performance from period-to-period, and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.

Adjusted EBITDA

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company is providing a summary to show the computation of adjusted EBITDA taking into account certain charges that were taken during the quarters and six months ended June 30, 2009 and 2008. The computation of adjusted EBITDA is based on the definition of EBITDA contained in the indenture governing the Company’s Senior Subordinated Notes due 2015.

Company Contact:	Rochelle Fuhrmann
Investor Relations
973-442-3281
rfuhrmann@wcrx.com

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended		Six Months Ended
	June-30-09	June-30-08	June-30-09	June-30-08
REVENUE:
Product net sales	$245,565	$229,636	$484,589	$453,336
Other revenue	5,251	4,580	12,216	10,363

Total revenue	250,816	234,216	496,805	463,699

COSTS & EXPENSES:
Cost of sales (excludes amortization)	46,962	51,012	95,712	98,782
Selling, general and administrative	53,022	47,097	99,788	102,324
Research and development	11,945	12,546	35,817	24,726
Amortization of intangible assets	56,992	53,137	113,985	105,750
Interest expense (net)	15,201	24,591	33,218	48,609

INCOME BEFORE TAXES	66,694	45,833	118,285	83,508
Provision for income taxes	10,671	12,265	18,926	16,282

NET INCOME	$56,023	$33,568	$99,359	$67,226

Earnings per share:
Class A - Basic	$0.22	$0.13	$0.40	$0.27

Class A - Diluted	$0.22	$0.13	$0.40	$0.27

RECONCILIATIONS:
Net income - GAAP	$56,023	$33,568	$99,359	$67,226
+ Amortization of intangible assets, net of tax	52,217	48,358	104,435	96,264
+ Amortization and write-offs of deferred loan costs, net of tax	965	2,349	3,121	3,651

Cash net income	$109,205	$84,275	$206,915	$167,141

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	As of June 30, 2009	As of December 31, 2008
ASSETS
Current assets:
Cash & cash equivalents	$138,190	$35,906
Accounts receivable, net	98,428	93,015
Inventories	61,728	57,776
Prepaid expenses & other current assets	86,498	69,813

Total current assets	384,844	256,510

Other assets:
Property, plant and equipment, net	77,725	60,908
Intangible assets, net	885,613	993,798
Goodwill	1,250,324	1,250,324
Other non-current assets	17,603	21,351

TOTAL ASSETS	$2,616,109	$2,582,891

LIABILITIES
Current liabilities:
Accounts payable	$26,140	$15,014
Accrued expenses & other current liabilities	165,415	151,753
Current portion of long-term debt	4,935	5,977

Total current liabilities	196,490	172,744

Other liabilities:
Long-term debt, excluding current portion	854,895	956,580
Other non-current liabilities	103,830	103,647

Total liabilities	1,155,215	1,232,971

SHAREHOLDERS’ EQUITY	1,460,894	1,349,920

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$2,616,109	$2,582,891

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Six Months Ended
	June-30-09	June-30-08	June-30-09	June-30-08
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$56,023	$33,568	$99,359	$67,226
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,400	3,124	6,426	6,049
Amortization of intangible assets	56,992	53,137	113,985	105,750
Amortization and write-offs of deferred loan costs	1,205	2,676	3,771	4,235
Stock-based compensation expense	3,330	2,195	5,962	4,005
Changes in assets and liabilities:
(Increase) / decrease in accounts receivable, prepaid and other assets	(19,913)	4,303	(16,031)	(4,311)
(Increase) / decrease in inventories	(250)	458	(3,952)	(6,248)
Increase / (decrease) in accounts payable, accrued & other liabilities	24,954	13,020	23,437	(812)
(Decrease) / increase in income taxes and other, net	(1,226)	10,335	(3,083)	(55,760)

Net cash provided by operating activities	$124,515	$122,816	$229,874	$120,134

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(2,900)	(42,900)	(5,800)	(45,800)
Capital expenditures	(12,485)	(3,068)	(19,033)	(10,013)

Net cash (used in) investing activities	$(15,385)	$(45,968)	$(24,833)	$(55,813)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments under bank term credit facility	(1,233)	(72,071)	(102,727)	(74,142)
Other	(15)	194	(30)	255

Net cash (used in) financing activities	$(1,248)	$(71,877)	$(102,757)	$(73,887)

Net increase / (decrease) in cash and cash equivalents	$107,882	$4,971	$102,284	$(9,566)

Cash and cash equivalents, beginning of period	30,308	16,239	35,906	30,776

Cash and cash equivalents, end of period	$138,190	$21,210	$138,190	$21,210

WARNER CHILCOTT LIMITED

Reconciliation of Net Income to Adjusted EBITDA

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Six Months Ended
	June-30-09	June-30-08	June-30-09	June-30-08
RECONCILIATION TO ADJUSTED EBITDA:

Net income - GAAP	$56,023	$33,568	$99,359	$67,226

+ Interest expense, net	15,201	24,591	33,218	48,609
+ Provision for income taxes	10,671	12,265	18,926	16,282
+ Non-cash stock-based compensation expense	3,330	2,195	5,962	4,005
+ Depreciation	3,400	3,124	6,426	6,049
+ Amortization of intangible assets	56,992	53,137	113,985	105,750
+ R&D milestone payments	—	—	11,500	—

Adjusted EBITDA of WCL, as defined	$145,617	$128,880	$289,376	$247,921

+ Expenses of WCL and other	7,481	969	9,854	2,770

Adjusted EBITDA of Warner Chilcott Holdings Company III, Ltd., as defined	$153,098	$129,849	$299,230	$250,691

Note: Warner Chilcott Holdings Company III, Limited and certain of its subsidiaries are parties to our credit agreement and the indenture governing our Senior Subordinated Notes due 2015. Warner Chilcott Limited is not a party to these agreements. Certain expenses included in Warner Chilcott Limited’s consolidated operating results are not deducted in arriving at Adjusted EBITDA for Warner Chilcott Holdings Company III, Ltd and its subsidiaries.

WARNER CHILCOTT LIMITED

REVENUE BY PRODUCT

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Six Months Ended
	June-30-09	June-30-08	June-30-09	June-30-08
Oral Contraception (“OC”)
LOESTRIN 24 FE	$58.0	$50.2	$110.4	$97.1
FEMCON FE	12.4	10.7	25.3	21.5
ESTROSTEP FE *	2.9	6.4	8.0	11.0
OVCON *	2.2	4.0	4.9	6.8

Total OC	75.5	71.3	148.6	136.4

Hormone therapy (“HT”)
ESTRACE Cream	28.2	21.2	51.4	40.4
FEMHRT	13.1	16.4	25.8	32.4
FEMRING	3.6	3.4	7.4	6.9
Other HT	2.5	2.5	5.0	5.4

Total HT	47.4	43.5	89.6	85.1

Dermatology
DORYX	44.9	31.7	95.3	66.8
TACLONEX	36.5	38.8	73.1	75.8
DOVONEX *	33.9	33.5	61.9	66.6

Total Dermatology	115.3	104.0	230.3	209.2

PMDD
SARAFEM	4.4	7.8	8.5	12.2

Other product sales
Other	0.5	(1.1)	1.4	(0.9)
Contract manufacturing	2.5	4.1	6.2	11.3

Total product net sales	245.6	229.6	484.6	453.3

Other revenue
Other non-product revenue	5.2	4.6	12.2	10.4

Total revenue	$250.8	$234.2	$496.8	$463.7

*	Includes revenue from related authorized generic product sales from the date of their respective launch.

WARNER CHILCOTT LIMITED

SUMMARY OF SG&A EXPENSES

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended
	June-30-09	June-30-08
Advertising & promotion	$10.5	$10.3
Selling & distribution	20.3	23.0
General, administrative & other	22.2	13.8

Total SG&A	$53.0	$47.1

	Six Months Ended
	June-30-09	June-30-08
Advertising & promotion	$18.2	$27.5
Selling & distribution	43.2	46.6
General, administrative & other	38.4	28.2

Total SG&A	$99.8	$102.3

WARNER CHILCOTT LIMITED

2009 Full Year Financial Guidance

(U.S. dollars in millions, except per share amounts)

	Prior Guidance May 2009	Revised Guidance August 2009

Total Revenue (1)	$1,015 to $1,025	$1,015 to $1,025

Gross margin as a % of total revenue	79% to 80%	80% to 81%

SG&A Expenses:
A&P	$41 to $44	$38 to $41
Selling & Distribution	$84 to $87	$84 to $87
G&A	$78 to $81	$81 to $84

Total SG&A Expenses (2)	$203 to $212	$203 to $212

Total R&D (3)	$77 to $80	$72 to $75

GAAP Net Income (4)	$174 to $186	$186 to $199

CNI (5)	$390 to $402	$402 to $415

CNI per share (5) (6)	$1.55 to $1.60	$1.60 to $1.65

(1)	Our 2009 guidance does not account for the impact of any future new licensing agreements.
(2)	Total SG&A expenses do not include any amount that may be payable in connection with the potential settlement of our outstanding legal actions.
(3)	Total 2009 R&D expense consists of internal R&D anticipated to be in the range of $57.5 to $60.5 million. Included in total 2009 R&D expense are $11.5 million of milestone payments expensed during the six months ended June 30, 2009, as well as $3.0 million of anticipated future milestone payments.
(4)	The effective GAAP tax rate for 2009 is expected to be in the mid-to-high teens.
(5)	A reconciliation of 2009 GAAP net income to CNI adds back the expected after tax impact of amortization of intangibles ($209M) and the expected after tax impact of the amortization and write-offs of deferred loan costs ($7M).
(6)	CNI per share is based on 251.4 million fully diluted Class A shares.